EXHIBIT 99.1


FOR IMMEDIATE RELEASE                 CONTACT:  Tammy Nystuen (763) 551-7496
                                                Select Comfort Corporation
                                                tamara.nystuen@selectcomfort.com


                         SELECT COMFORT ADDS NEW MEMBER
                          TO ITS SENIOR MANAGEMENT TEAM
                   Increases focus on new channel development

MINNEAPOLIS - (April 11, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced the appointmenT of Wendy Schoppert to the newly created position of senior vice president and general manager, new channel development, effective April 18. Initially, Schoppert will have leadership responsibility for Select Comfort's wholesale distribution and hospitality channels, as well as new channel development.

        "For the past several years, Select Comfort has maneuvered through a successful turnaround and repositioned our Sleep Number(R) brand and product line, focusing on the domestic consumer market," said Bill McLaughlin, chairman and CEO, Select Comfort. "As Select Comfort moves toward $1 billion in sales, we have taken initial steps to grow new channels such as wholesale distribution and hospitality, as well as identify and develop new domestic and international geographies. These emerging opportunities will play an increasingly greater role in our company's success over the next three to five years, and the addition of Wendy to focus specifically on these areas will better position Select Comfort to meet our aggressive long term sales and profit goals."

        Schoppert joins Select Comfort following senior leadership roles at US Bancorp Asset Management and America West Airlines. According to McLaughlin, her experience with these organizations, which included responsibility for strategic business growth plans, general management, and product, marketing and corporate development initiatives, makes her extremely well suited for this early stage business development role at Select Comfort. Schoppert received her MBA from Cornell University.


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ABOUT SELECT COMFORT
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 370 retail stores located nationwide; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 24, 2004



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